UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2020

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powell Place Brentwood, Tennessee		37027
(Address of Principal Executive Offices)		(Zip Code)

(615) 732-1231

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AACH	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on January 8, 2020, the Board of Directors (the “Board”) of AAC Holdings, Inc., a Nevada corporation (the “Company”), appointed Andrew W. McWilliams, the Company’s Chief Financial Officer, to serve as Chief Executive Officer, commencing upon the effectiveness of Mr. Michael T. Cartwright’s previously reported resignation as Chief Executive Officer. Mr. Cartwright’s resignation became effective on January 24, 2020. On January 24, 2020, the Board appointed Mr. McWilliams to serve as a director on the Board.

There are no arrangements or understandings between Mr. McWilliams and any other person pursuant to which Mr. McWilliams was selected as a director of the Company. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which Mr. McWilliams had or will have a direct or indirect material interest in which the amount involved exceeded or would exceed $120,000.

Also, on January 24, 2020 (the “Effective Date”), the Company entered into an employment agreement with Mr. McWilliams (the “Employment Agreement”) with respect to his employment as the Company’s Chief Executive Officer. Pursuant to the Employment Agreement, Mr. McWilliams is entitled to receive an initial annual base salary commensurate with industry standards & experience and is eligible to receive a targeted annual cash bonus, as determined by the Board and subject to and in accordance with the Company’s annual bonus policies. As of the Effective Date, Mr. McWilliams was entitled to 500,000 shares of the Company’s common stock which have not been granted. Pursuant to the Employment Agreement, Mr. McWilliams is otherwise eligible to participate in any equity compensation plan of the Company on such terms as may be approved by the Board. The Employment Agreement has an initial term of three years, renewing annually for successive one-year terms, subject to either party’s right to terminate the Employment Agreement by providing not less than 120 days’ notice prior to each such one-year anniversary. If the Employment Agreement is terminated by the Company for cause (as defined therein) or by Mr. McWilliams without good reason (as defined therein), the Company must pay only such obligations as have accrued through the last day of employment. If the Employment Agreement is terminated by the Company other than for cause or by Mr. McWilliams for good reason, then the Company must continue to pay Mr. McWilliams’ base salary then in effect for a period of twenty-four months, continue to provide employee benefits during such period, and additionally pay to Mr. McWilliams any prorated bonus as determined by the Board. The Employment Agreement otherwise contains customary non-competition, and non-solicitation restrictions applicable during the term of the Employment Agreement and extending for a period of twelve months following termination of Mr. McWilliams’ employment with the Company, together with other customary terms and conditions.

Additionally, on January 24, 2020, the Company entered into a consulting and non-executive chairman agreement (the “Consulting Agreement”) with Mr. Cartwright, pursuant to which Mr. Cartwright has agreed to provide the Company with his services as Chairman of the Board, together with certain other consulting services for a two-year period. The Consulting Agreement provides for consulting fees of $50,000 per month during the term, other than in respect of January, February and the months of March through July 2020, for which the applicable fees are $22,575, $100,000 and $75,485, respectively. The Consulting Agreement additionally provides for an annual retainer of $250,000 for Mr. Cartwright’s service as Chairman of the Board, to be paid in four quarterly installments. If the Consulting Agreement is terminated by the Company for cause (as defined therein) or by Mr. Cartwright for any reason, the Company must pay only such obligations as have accrued through the last day of Mr. Cartwright’s service as a consultant. If the Consulting Agreement is terminated by the Company other than for cause, then the Company must pay to Mr. Cartwright in a lump sum the balance of the consulting fees that would have otherwise become payable through the duration of the full two-year consulting term. The Consulting Agreement otherwise contains customary non-competition and non-solicitation provisions, together with other customary terms and conditions.

The foregoing description of the Employment Agreement and the Consulting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Employment Agreement and the Consulting Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement, dated January 24, 2020, by and between AAC Holdings, Inc. and Andrew W. McWilliams

10.2	Consulting and Non-Executive Chairman Agreement, dated January 24, 2020, by and between AAC Holdings, Inc. and Michael Cartwright.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Andrew W. McWilliams
Andrew W. McWilliams
Chief Executive Officer

Date: June 25, 2020